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                                                                    EXHIBIT 99.1


MARCH 18, 2004               COMPANY PRESS RELEASE     FLOWERS FOODS (NYSE: FLO)


                         FLOWERS FOODS FILES FORM 10-K,
                      RECLASSIFIES CERTAIN INTEREST INCOME;
           CORPORATE GOVERNANCE DOCUMENTS AVAILABLE ON COMPANY WEBSITE


THOMASVILLE, GA-- Flowers Foods (NYSE: FLO) today filed its Annual Report on Form 10-K for the fiscal year ended January 3, 2004 on the date it was due with the Securities and Exchange Commission. The filing includes a reclassification of certain interest income on the Consolidated Statements of Income. Separately, the company made its corporate governance documents available on the Flowers Foods website.

The reclassification had no effect on amounts previously reported as sales or income from continuing operations. The reclassification also had no effect on fiscal years prior to fiscal 2001.

The Consolidated Statements of Income contained in the Form 10-K filed today for the fiscal years ended January 3, 2004, December 28, 2002, and December 29, 2001 reflect the reclassification of interest income of $4.2 million, $4.0 million, and $3.8 million, respectively. The reclassification was made to report all of the interest income received by the company in connection with the notes receivable from the independent distributors as interest income in the Consolidated Statements of Income. Previously, the company had reported a portion of the interest income received on the distributor notes as a servicing fee which reduced administrative expenses because the company viewed such portion as offsetting administrative costs incurred in servicing the distributor notes.

The company's Annual Report on Form 10-K for the fiscal year ended January 3, 2004 and its corporate governance documents, including charters for the committees of the board of directors, corporate governance guidelines and code of ethics, are available on the company's website at www.flowersfoods.com.

Company Information

Headquartered in Thomasville, Ga., Flowers Foods is one of the nation's leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 33 bakeries that produce a wide range of bakery products marketed through the Sun Belt states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company's top brands are

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Nature's Own, Cobblestone Mill, Mrs. Freshley's, and European Bakers. For more information on the company, visit www.flowersfoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer's business, (e) fluctuations in commodity pricing and (f) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company's filings with the Securities and Exchange Commission.


CONTACT:   Marta Jones Turner
           VP Communications/IR
           229-227-2348

           Jimmy Woodward
           Senior VP and CFO
           229-227-2266